U.S. SECURITIES AND EXCHANGE COMMISSION


                             Washington, DC 20549

                                   Form 8-K

                                CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported):   January 22, 1997


                  California Micro Devices Corporation
                  ------------------------------------
            (Exact name of registrant as specified in its charter)



         California               33-399-77            94-2672609
         ----------               ---------            ----------
 State or other jurisdiction    (Commission          (IRS Employer
     of Incorporation)           File Number)      Identification No.)


      215 Topaz Street, Milpitas, CA              95035-5430
      -------------------------------             ----------
 (Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code:     (408)263-3214
                                                         ------------

                           Not Applicable
                           --------------
      (Former name or former address, if changed since last report)


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


Item 7.     Financial Statements and Exhibits
            ---------------------------------



            On January 22, 1997, California Micro Devices Corporation (the "Company") released certain information regarding the Company's third quarter 1997 financials attached hereto.







































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


SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Dated: January 23, 1997     CALIFORNIA MICRO DEVICES CORPORATION


                            By:


                            /s/ John E. Trewin
                            ------------------------------------------
                            John E. Trewin
                            Vice President and Chief Financial Officer


























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

                                      NEWS RELEASE
[logo California Micro Devices]     California Micro Devices

                                     For Further Information Contact:
------------------------------------------------------------------------
                                     Jeffrey  Kalb,  President and CEO
                                     (408) 934-3106
                                     John Trewin, Vice President and CFO
                                     (408) 934-3103


                     CALIFORNIA MICRO DEVICES REPORTS
 REDUCED SALES AND EARNINGS, INCREASED ORDERS FOR THIRD  FISCAL QUARTER

Milpitas, CA, January 22, 1997 -- California Micro Devices Corporation ("CMD") (NASDAQ NMS: CAMD) today reported net income of $79,000, or $0.01 per share, on revenues of $7.6 million, for the quarter ended December 31, 1996, the third quarter of its fiscal year 1997. This compares with net income of $2,681,000, or $0.24 per share, on revenues of $10.6 million, for the quarter ended December 31, 1995, which included a one time gain of $1.6 million, or $0.14 per share, from the sale of CMD's interest in Cell Access. Average share and share equivalents outstanding were 10,444,000 compared to 10,946,000 for the three months ended December 31, 1995.

For the nine months ended December 31, 1996, the Company reported net income of $551,000, or $0.05 per share, on revenues of $25.3 million. This compares with net income of $4,033,000, or $0.38 per share, (including the Cell Access gain) for the nine months ended December 31, 1995, on revenues of $28.9 million. Average share and share equivalents outstanding were 10,791,000 compared to 10,553,000 for the nine months ended December 31, 1995.

According to Jeffrey Kalb, CMD's President and Chief Executive Officer, "This was a challenging quarter which saw significant changes in the mix and geography of product shipments compared to the prior quarter, including decreased sales into the Taiwan personal computer market, partly offset by increased sales to the US telecommunications market. The Company also reported a book-to-bill ratio of 1.1 to 1 for the third
quarter ended December 31, 1996.   Our orders increased 22% sequentially
from the second quarter to the third quarter. We increased our backlog for the first time this fiscal year. However, compared to a year ago, we still see short lead times from our customers and depend more on new orders for current quarter shipments than we did then. This, plus the changing mix continues to make forecasting and inventory management difficult."

Kalb noted that "Margins declined by about 5 percentage points from the previous quarter ended September 30, 1996, mostly caused by lower factory utilization and a lower proportion of sales of the Company's higher margin thin film products. The net decrease in sales had an unfavorable impact on factory efficiencies, which was further compounded by a power outage in our Tempe factory in December that hampered production for about a week. The decline in margin was largely offset by reduced operating expenses and, with some small one time gains, we realized a small profit for the quarter."

According to Kalb, "Compared to both the year ago quarter and the nine months ended December 31, 1995, margins are down about 10 percentage points, a trend that began earlier this year with a significant shift in product mix. There has also been significant pricing pressure in some markets due to the significant price reductions being absorbed by the semiconductor and passives industries. This margin decline has been partially offset by reduced operating expenses, especially in the area of general and administrative expense."

Kalb continued, "As I have said before, while we continue to control costs, we are not neglecting our future. We continue to invest in R&D. Year-to-date R&D expenditures increased 28%, to $3.2 million compared to $2.5 million a year ago. We continue to invest in our new P/Active(TM) family of termination and filtering products, as well as some new potentially high volume semiconductor devices. Additionally, we have continued to upgrade our manufacturing processes, installing new, efficient equipment to improve yields and productivity. This will have a very beneficial impact as the business begins to turn around."

In closing, Kalb noted that "This quarter we also made real progress towards resolving the legal issues that have plagued our Company for the last two years. The new proposed settlement of shareholder class action lawsuits

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


was tentatively approved by the Court this quarter and is reflected in the December 31, 1996 balance sheet. This had no income statement impact but resulted in a reduction of both cash and equity. We have also classified as restricted cash the $2.0 million of cash that will be put in escrow as a guarantee against the $11.50 Contingent Value Right which is part of the new settlement."

Shares outstanding at December 31, 1995 included 1,500,000 shares issued in 1995 and held in trust in connection with a proposed, but not approved, February 1995 settlement of shareholder class action lawsuits. At December 31, 1996 the 1,500,000 shares have been replaced by 608,696 shares as required by the new settlement of these lawsuits. This settlement was tentatively approved by the Court on December 16, 1996. Therefore the calculation of average shares outstanding reflects the reduction in shares outstanding implicit in this settlement starting December 16, and had minimal impact on the overall calculation. The next quarter will reflect the full impact of this share reduction. A final hearing on the settlement is scheduled for March 6, 1997.

During the quarter the Company also settled other major legal matters which had been outstanding since 1993. The elimination of all of this legal activity should not only reduce the Company's G&A expense by over $200,000 per quarter, but will eliminate a significant drain on management resources.

Forward-looking statements involve a number of risks and uncertainties including, but not limited to, product demand, pricing, market acceptance, risk of dependence on third party suppliers, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in CMD's Securities and Exchange Commission filings. Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the risk factors discussed herein, the Company's future actual results could differ materially from those discussed above.

Headquartered in Milpitas, California, California Micro Devices ("CMD") designs, manufactures and markets integrated thin-film, silicon-based termination and filtering passive components and active electronic circuitry. CMD's products target the requirements of computer, networking and communication-based customers for smaller, densely integrated devices that operate at higher frequencies with superior performance and functionality.

                                  - more-


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

                      CALIFORNIA MICRO DEVICES CORPORATION
                            STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)
                                 (Unaudited)

                                Three Months Ended     Nine Months Ended
                                     December 31,          December 31,
                                ------------------     -----------------
                                   1996     1995         1996     1995
                                   ----     ----         ----     ----
Revenues:
  Net product sales             $  7,231   $10,252     $24,264   $27,918
  Technology related revenues        350       380       1,030       990
                                --------   -------     -------   -------
    Total revenues                 7,581    10,632      25,294    28,908

Cost and expenses:
  Cost of sales                    4,955     5,912      16,100    15,979
  Research and development           986       822       3,187     2,483
  Selling, marketing and
    administrative                 1,796     2,837       5,957     8,039
                                 -------   -------     -------   -------
    Total costs and expenses       7,737     9,751      25,244    26,501
                                 -------   -------     -------   -------

Operating income (loss)             (156)    1,061          50     2,407

Other (income) expense, net         (235)   (1,620)       (501)  (1,626)
                                 -------   -------     -------  -------
Income before income taxes            79     2,681         551    4,033

Income taxes                           -         -           -        -
                                  -------  -------     -------   -------

Net income                       $    79   $ 2,681     $   551  $ 4,033
                                 =======   =======     =======  =======
Net income per share             $  0.01   $  0.24     $  0.05  $  0.38
                                 =======   =======     =======  =======
Weighted average common shares
  and share equivalents
     outstanding                  10,444    10,946      10,791   10,553
                                 =======   =======     =======  =======

                                  - more-

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

                  CALIFORNIA MICRO DEVICES CORPORATION
                              BALANCE SHEET
                (Amounts in thousands, except share data)

                                          December 31,        March 31,
                                               1996              1996
                                           ------------        ---------
                                           (Unaudited)
ASSETS:
Current assets:
  Cash and short-term securities             $ 8,212            $22,150
  Accounts receivable, less allowance for
    doubtful accounts of $681 and $960         3,450              4,500
  Inventories                                  8,394              6,940
                                             -------            -------
    Total current assets                      20,746             34,175

Property, plant & equipment, net              14,450              9,314
Restricted cash                                3,223                905
Other long term assets                           425                534
                                             -------            -------
    Total assets                             $38,844            $44,928
                                             =======            =======

LIABILITIES & SHAREHOLDERS' EQUITY:
-----------------------------------
Current liabilities:
  Accounts payable                          $ 3,948            $ 2,832
  Accrued salaries and benefits                 997              1,250
  Other accrued liabilities                   1,821              4,279
  Deferred margin on shipments to
    distributors                                664              1,039
  Current maturities of long-term debt
    and capital lease obligations               488              1,282
                                            -------            -------
 Total current liabilities                    7,918             10,682

Long-term debt, less current maturities       7,490              7,490
Capital lease obligations, less
  current maturites                              79                299
Deferred income                                   -                107
                                            -------            -------
   Total liabilities                         15,487             18,578

Shareholders' equity:
  Common stock - no par value;
    authorized 25,000,000; issued and
    outstanding 9,720,159 shares             51,876             55,442
  Retained earnings                         (28,519)           (29,092)
                                            -------            -------
  Total shareholders' equity                 23,357             26,350
                                            -------            -------
Total liabilities and shareholders'
     equity                                 $38,844            $44,928
                                            =======            =======

                                  ###
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